Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOB BOUGHNER ANNOUNCES RETIREMENT FROM BOYD GAMING
40-Year Company Veteran to Remain on Board of Directors Following Mid-Year Retirement

LAS VEGAS - JANUARY 12, 2016 - Boyd Gaming Corporation (NYSE: BYD) today announced that Robert L. Boughner will retire as Executive Vice President and Chief Business Development Officer of the Company, effective this summer. Boughner will remain a member of the Company’s Board of Directors following his retirement.

“Bob has been an immensely important contributor to Boyd Gaming’s success over the last 40 years,” said Bill Boyd, Executive Chairman of Boyd Gaming. “He played a key role in the growth and evolution of our Company, helping guide us with his vision and leadership. I am deeply grateful to Bob for his extraordinary service to Boyd Gaming, and I wish him continued happiness and success in the next chapter of his life.”

“It has been an honor and a privilege to call Bob a colleague and a friend,” said Keith Smith, President and Chief Executive Officer of Boyd Gaming. “Throughout the decades, Bob has successfully executed some of our Company’s most important strategic initiatives, helping Boyd Gaming grow into one of the largest and most successful gaming companies in the United States. I congratulate Bob on a tremendous career, and look forward to his continued counsel and invaluable insight as a member of our Board of Directors.”

Since joining Boyd Gaming in July 1976, Boughner has served in a number of senior leadership positions within the Company. As Chief Operating Officer of Boyd Gaming from 1990 to 2001, he helped guide Boyd Gaming through a period of significant expansion, as the Company opened or acquired eight properties across the United States. Following his tenure as COO, Boughner was named President and Chief Executive Officer of Borgata, leading the design, development and operations of Atlantic City’s most profitable and successful casino resort.

Boughner has served in his current position since 2012, and currently leads a variety of business development initiatives, including the Company’s current effort to redevelop non-gaming amenities across the country. Additionally, Boughner oversees several of the Company’s corporate administrative and support departments.

The Company plans to announce details regarding transition of duties in the near future.

“I’m incredibly honored to have been a part of this great Company for nearly 40 years,” Boughner said. “It has truly been a privilege to work alongside Bill Boyd and the entire senior leadership team, and I look forward to continuing to support our Company’s growth, development and success as a member of the Board of Directors.”

About Boyd Gaming
Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 22 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi and New Jersey. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.